TO: Standard Chartered Bank (China) Co., Ltd.

The maximum amount Guarantee Contract

In view of the Bank and between the Bank and Shenzhen Highpower Technology Co., Ltd. ("Customer ") from time to time enter into a loan agreement, financing agreement to provide the letter or other written documents of financing (the "Financing Letter"), according to the terms agreed to provide the financing, the undersigned (the "Guarantor ") is willing to function in the financing of debt obligations under its guarantee of all responsibilities and ensure the Bank is as follows:

Unconditional and irrevocable guarantee of (1) to the Bank guarantee, the customer will repay all the loan principal, your letter down the line because of the financing of all expenditures other financing payments, interest, penalty interest, liquidated damages, damages , the Bank all costs and expenses to achieve cost claims (including but not limited to, attorneys fees) ("secured debt"), and (2) ensure that the request from your bank immediately required by the Bank to assume guarantee responsibilities to the Bank payment of secured debt. Bank customers to produce proof of payment due and payable shall be final and binding and the guarantor.

Guarantor under the Guarantee in the principal obligation secured (ie the amount of the loan principal amount and other financing) should not exceed the total amount of five hundred million dollars the whole (or the equivalent in other currencies). For the secured debt in the period from April 7, 2010 to April 6, 2015 ("secured debt in the period"), that is the guarantor of the secured debt in the period preceding the occurrence of all secured obligations jointly and severally liable. Since the finance function to ensure that during the term financing first document the actual withdrawal date or the date, until the letter of the Bank pursuant to the financing of the period in secured debt financing to provide all the latest financing due a due date only two years ("Warranty Period").
Guarantor further unconditionally and irrevocably guaranteed the Bank immediately upon demand compensation to the Bank the finance function as customers of any payment obligations under any reason (whether your bank know the reason) to become invalid, illegal can result in revocation or non-implementation of the Bank for any costs, losses or liabilities (the obligation to compensate is an independent primary obligation.)

The guarantor under the guarantee responsibility to honor the bond payments to the Bank, should be secured debt owed by the customer paid in the currency of payment should be no offset, no deduction or withholding for any reduction in charge.
The Guarantee is a continuing guarantee, the guarantor shall undertake all security responsibilities under the letter without any factors, such factors include, but are not limited to (1) the Bank or any other person to give customers the tolerance or extension (including but not limited to the rights and waive any other security interest); (2) any change in financial terms (including but not limited to the loan principal, interest, interest rate and term changes, on the other financing may increase your customer line the obligations of any changes. and / or your bank financing granted to customers of any new project); (3) the Bank or any other person the customer the right to have any flaws; (4) customer, the guarantor or any other person killed , bankruptcy, receivership, insolvency, liquidation, dissolution, incapacity, or subject to any restrictions; or (5) any party other act, neglect, events or circumstances, these things if not for this provision, may lessen release, discharge or affect the guarantor's responsibility.

The Bank Guarantee is a form of security held by any other supplement (if any mortgage or pledge), the guarantor of your request to the front line, without first exercising your rights under the Bank other security (including but not limited to waive any other security rights and interests).
As long as there is no outstanding secured debt, the guarantor will not be to the client (1) the exercise of any guarantor of any claims or may have the power, and (2) does not exercise any rights to enable customers to guarantee the exercise of due obligations under this warranty the compensation surety.

Guarantor guarantees to pay the Bank the implementation of the Guarantee of any right under all the costs that may occur, and such fees constitute a part of secured debt.
Guarantor hereby authorizes Bank, without giving any notice of the guarantor, that the right to dispose off and spend the guarantor of any account in your bank, any amount in any currency (whether or not to notify and whether due) to repay the guarantor Bank debt.
The letter of guarantee to maintain a comprehensive and fully effective until the earlier the following two: (1) secured debt to be paid in full the day, and (2) ensure that the date of expiration of the period. If the foregoing letter of guarantee (1) and expire one year after the due date but, if the repayment of debt due to any applicable bankruptcy laws and regulations is found invalid and / or forced return, the Bank will continue to have the right to implement the letter of guarantee.

Guarantor under the Guarantee to ensure that responsibility is assumed, "PRC Security Law" and its judicial interpretation of the definition of joint guarantee responsibilities.

Agreed by the guarantor of the Bank may be under the Bank Guarantee of any transfer of rights to anyone.

Acknowledge that the Guarantee is a guarantee commercial transactions, surety or guarantor in the property for any action to waive any defense of sovereign immunity or similar defense.

Guarantor hereby agrees that the Bank and its staff and agents to the relevant guarantor, surety accounts and / or with the Standard Chartered Bank and the United Kingdom limited liability company (including all its branches and subsidiaries) ("Standard Chartered Bank") trading relationship , including but not limited to the details of the guarantor credit line, to provide security, guarantee transactions and the Bank and Standard Chartered Bank balances and transactions of information disclosed to:
(A) of the bank holding company, its subsidiaries or its holding company's subsidiaries, affiliates, representatives and any country or region in the Branch (the "Licensee");

(B) of the licensee's obligation of confidentiality to the licensee's professional advisers and service providers;

(C) between the Bank and the Guarantor and the Bank of any rights under the agreement and / or obligations related to actual or potential participant or sub-participant or transferee or replacement (or their agents or consultants) ;

(D) Licensee's credit rating agencies, insurance companies, insurance brokers, or directly or indirectly to the credit protection provided by licensed third party;

(E) of the licensee in any court having jurisdiction or the jurisdiction of organization, or normative, regulatory, governmental or quasi-governmental authority of the department.

Established by the Bank to provide or will provide services and promote the Bank and / or its affiliates and sponsor relations between the management of banking business.

Associated with an individual company is a subsidiary or holding company or any other subsidiary of the holding company.

Any individual holding company refers to the individual as a subsidiary of the company.

Is a subsidiary of an individual directly or indirectly controlled, directly or indirectly, more than 50% of the voting shares or similar ownership entity. For the purposes here, the control means control the management and policies of the entity the power, whether through the ownership of voting shares, contract or otherwise.
If the letter of guarantee of any provision in any jurisdiction is invalid for any reason, only valid within the scope of the invalid, the remaining provisions shall not affect the validity or other jurisdictions involved in terms of effectiveness.
The letter of guarantee shall be governed by Chinese law and in accordance with China's legal interpretation, the guarantor agrees with this letter of guarantee to, or derived from legal action and legal action shall be the seat of the Court of the Bank, and irrevocably accept the above non-exclusive courts jurisdiction.

The letter of guarantee can be signed by Chinese or other language text. If there is any inconsistency of the language text, the Chinese version shall prevail.

Date: April 7, 2010
Guarantee Corporation:
Authorized signatory to sign and affix the company seal
/s/ Pan Dang Yu